Filed Pursuant to Rule 433
Dated March 6, 2017
Registration No. 333-203125

CAPITAL ONE FINANCIAL CORPORATION

$2,000,000,000

$850,000,000 3.050% SENIOR NOTES DUE 2022

$400,000,000 FLOATING RATE SENIOR NOTES DUE 2022

$750,000,000 3.750% SENIOR NOTES DUE 2027

Summary of Terms for Issuance

Issuer:	Capital One Financial Corporation

Trade Date:	March 6, 2017

Settlement Date:	March 9, 2017 (T+3)

$850,000,000 3.050% SENIOR NOTES DUE 2022

Security:	3.050% Senior Notes due 2022

Principal Amount:	US$850,000,000

Net Proceeds to Issuer (before expenses):	US$846,481,000

Ranking:	Senior Unsecured

Expected Security Ratings:*	Baa1 / BBB / A- (Moody’s / S&P / Fitch)

Maturity Date:	March 9, 2022

Coupon:	3.050% per annum

Treasury Benchmark:	1.875% Notes due February 28, 2022

Treasury Benchmark Yield:	2.014%

Spread to Treasury Benchmark:	105 bps

Re-offer Yield:	3.064%

Price to Public:	99.936% of principal amount

Interest Payment Dates:	Semi-annually in arrears on March 9 and September 9 of each year, commencing on September 9, 2017 to and including the Maturity Date.

Day Count / Business Day Convention:	30/360; Following, Unadjusted

Optional Redemption:	The Issuer has the option to redeem the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date, in whole or in part at any time after February 9, 2022 (which is the date that is one month prior to the maturity date of the notes)

CUSIP/ISIN:	14040H BL8 / US14040HBL87

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC Capital One Securities, Inc.

Co-Managers:	Citigroup Global Markets Inc. Academy Securities Inc. Mischler Financial Group, Inc.

$400,000,000 FLOATING RATE SENIOR NOTES DUE 2022

Security:	Floating Rate Senior Notes due 2022

Principal Amount:	US$400,000,000

Net Proceeds to Issuer (before expenses):	US$398,600,000

Ranking:	Senior Unsecured

Expected Security Ratings:*	Baa1 / BBB / A- (Moody’s / S&P / Fitch)

Maturity Date:	March 9, 2022

Price to Public:	100.000% of principal amount

Pricing Benchmark:	3-month USD LIBOR (Reuters LIBOR01)

Spread to Benchmark:	95 bps

Interest Payment and Reset Dates:	Quarterly on March 9, June 9, September 9 and December 9 of each year, commencing on June 9, 2017 to and including the Maturity Date.

Interest Determination Date:	The second London banking day preceding the first day of the relevant interest period

Day Count / Business Day Convention:	Actual/360; Modified Following, Adjusted

Optional Redemption:	The Issuer has the option to redeem the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date, in whole or in part at any time after February 9, 2022 (which is the date that is one month prior to the maturity date of the notes)

CUSIP/ISIN:	14040H BM6 / US14040HBM60

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC Capital One Securities, Inc.

Co-Managers:	Citigroup Global Markets Inc. Academy Securities Inc. Mischler Financial Group, Inc.

$750,000,000 3.750% SENIOR NOTES DUE 2027

Security:	3.750% Senior Notes due 2027

Principal Amount:	US$750,000,000

Net Proceeds to Issuer (before expenses):	US$744,330,000

Ranking:	Senior Unsecured

Expected Security Ratings:*	Baa1 / BBB / A- (Moody’s / S&P / Fitch)

Maturity Date:	March 9, 2027

Coupon:	3.750% per annum

Treasury Benchmark:	2.250% Notes due February 15, 2027

Treasury Benchmark Yield:	2.487%

Spread to Treasury Benchmark:	130 bps

Re-offer Yield:	3.787%

Price to Public:	99.694% of principal amount

Interest Payment Dates:	Semi-annually in arrears on March 9 and September 9 of each year, commencing on September 9, 2017 to and including the Maturity Date.

Day Count / Business Day Convention:	30/360; Following, Unadjusted

Optional Redemption:	The Issuer has the option to redeem the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date, in whole or in part at any time after February 9, 2027 (which is the date that is one month prior to the maturity date of the notes)

CUSIP/ISIN:	14040H BN4 / US14040HBN44

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC Capital One Securities, Inc.

Co-Managers:	Citigroup Global Markets Inc. Academy Securities Inc. Mischler Financial Group, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Capital One Financial Corporation has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents filed with the SEC and incorporated by reference in such documents for more complete information about Capital One Financial Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents by contacting Credit Suisse Securities (USA) LLC, toll-free at 1-800-221-1037, J.P. Morgan Securities LLC, 383 Madison Ave, New York, NY 10179 Attn: Investment Grade Syndicate Desk, at 212-834-4533 (collect), Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC, toll-free at 1-866-718-1649.

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